Exhibit 5.1

Direct: 202-955-8500 Fax: 202-467-0539 www.gibsondunn.com

November 4, 2015

Gilead Sciences, Inc.

333 Lakeside Drive

Foster City, California 94404

Re:	Proposed Offering of up to 12,000,000 Shares of Common Stock Pursuant to Gilead Sciences, Inc. Employee Stock Purchase Plan and Gilead Sciences, Inc. International Employee Stock Purchase Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Gilead Sciences, Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to 12,000,000 shares of the Company’s common stock, par value $0.001 per share (the “Shares”). The Shares subject to the Registration Statement are to be issued under the Gilead Sciences, Inc. Employee Stock Purchase Plan and the Gilead Sciences, Inc. International Employee Stock Purchase Plan (together, the “Plans”).

We have examined the Plans and the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have deemed relevant and necessary as the basis for the opinions set forth below. We have also made such other investigations as we have deemed relevant and necessary or appropriate in connection with the opinion hereinafter set forth. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participants in the Plans that would expand, modify or otherwise affect the terms of the Plans or the respective rights or obligations of the participants thereunder. Finally, we have assumed the accuracy of all other information provided to us by the Company during the course of our investigations, on which we have relied in issuing the opinion expressed below.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated here and in reliance on the statements of fact contained in the documents that we have examined, we are of the opinion that the Shares, when issued and sold in

November 4, 2015

Gilead Sciences, Inc.

accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

Gibson, Dunn & Crutcher LLP